Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule TO

(Form Type)

J.P. Morgan Access Multi-Strategy Fund, L.L.C.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$0.00	0.00011020%	$0.00

Fees Previously Paid	$75,752,295.89		$8,347.90

Total Transaction Valuation	$75,752,295.89

Total Fees Due for Filing			$8,347.90

Total Fees Previously Paid			$8,347.90

Total Fee Offsets			—

Net Fee Due			$0.00